Exhibit 4.2

DESCRIPTION OF SECURITIES

The following is a description of the material provisions of our capital stock, as well as other material terms of our Articles of Incorporation, as amended, and Amended and Restated Bylaws, or the Restated Bylaws. We refer you to our Articles of Incorporation, as amended, and Restated Bylaws, copies of which have been filed as exhibits to this report.

We are authorized to issue up to 500,000,000 shares of common stock, par value $0.0001 per share.. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of statutory reserve requirements in the PRC, restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and preferred shareholders.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors will rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render it more difficult to enter into a merger or other change of control transaction. As of the date of this Annual Report, the Board has designated 1,000 Series A Convertible Preferred Stock, 3,000,000 Series B Preferred Stock and 1,000,000 Series C Preferred Stock. As of the date of this Annual Report, there are outstanding 1,000 shares of Series A Convertible Preferred Stock and no shares of Series B or Series C Preferred Stock.

Series A Convertible Preferred Stock

A summary of the Certificate of Designation for the Series A Convertible Preferred Stock is set forth below:

Voting. Except as provided otherwise under law, holders of the Series A Convertible Preferred Stock are entitled to vote only on matters pertaining to the Series A Convertible Preferred Stock and will have no voting rights on matters presented to holders of our Common Stock.

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Conversion. Shares of Series A Convertible Preferred Stock is convertible, at any time at the option of the holder, at a ratio of one (1) Common Share for every twelve thousand (12,000) shares of Series A Convertible Preferred Stock. Notwithstanding the foregoing, conversion shall be restricted to prohibit a holder of the Series A Preferred Stock from holding Common Stock in excess of 4.95% of the issued and outstanding shares of our Common Stock.

Dividends. Holders of the Series A Convertible Preferred Stock shall not be entitled to receive dividends.

Liquidation. Holders of the Series A Convertible Preferred Stock then outstanding shall not be entitled to any liquidation preference.

Series B Preferred Stock

A summary of the Certificate of Designation for the Series B Preferred Stock is set forth below:

Voting. Except as required under law, holders of the Series B Preferred Stock are not entitled to vote.

Conversion. Each share of Series B Preferred Stock is convertible, at any time at the option of the holder, into one thousand (1,000) shares of Common Stock. Notwithstanding the foregoing, conversion shall be allowed only if the converting holder of the Series B Preferred Stock does not end up with Common Stock in excess of 4.95% of the issued and outstanding shares of our Common Stock.

Dividends. Holders of the Series B Preferred Stock shall not be entitled to receive dividends.

Liquidation. Holders of the Series B Preferred Stock then outstanding shall not be entitled to any liquidation preference.

Series C Preferred Stock

A summary of the Certificate of Designation for the Series C Preferred Stock is set forth below:

Voting. Except as provided otherwise under law, holders of the Series C Preferred Stock are entitled to vote on matters presented to holders of our Common Stock as if they held one hundred thousand (100,000) shares of Common Stock for each one (1) share of Series C Preferred Stock.

Conversion. Shares of Series C Preferred Stock are convertible, at any time at the option of the holder, at a ratio of one (1) Common Share for every one (1) share of Series C Preferred Stock.

Dividends. Holders of the Series C Preferred Stock shall not be entitled to receive dividends.

Liquidation. Holders of the Series C Preferred Stock then outstanding shall not be entitled to any liquidation preference.

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Anti-takeover Effects of Our Articles of Incorporation, as Amended, and Restated Bylaws

Our Amended Articles and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. According to our Restated Bylaws and Amended Articles, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors.

•	No Cumulative Voting. The Nevada Revised Statutes provide that stockholders are not entitled to the right to cumulative votes in the election of directors unless a corporation’s articles of incorporation provides otherwise. Our Amended Articles and Restated Bylaws do not provide for cumulative voting. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.
•	Issuance of “Blank Check” Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to additional 9,999,000 shares of “blank check” preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise;
•	Advance Notice Provisions. Our stockholders may not call special meetings of our stockholders unless they hold in excess of 50% of the shares entitled to vote at a meeting of stockholders. Stockholders requesting a special meeting to act on any matter that may properly be considered at a meeting of stockholders must submit a written request to the secretary of the Corporation. Such meeting request must contain all information required pursuant to the Restated Bylaws, be sent to the secretary by registered mail, return receipt requested, and be received by the secretary within 60 days after the record date. The Restated Bylaws include special provisions relating to the mechanics of calling and canceling special meetings of the stockholders; In any annual meeting of our stockholders, stockholders may not act on any matter not properly brought before the meeting. A matter is considered to have been properly brought before a meeting if the stockholder has given timely notice thereof in writing to the secretary of the Corporation and such business is a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required pursuant to the Restated Bylaws and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.
•	Special Nomination Procedures. Our stockholders may not nominate persons to our Board unless they comply with certain nomination procedures. A stockholder must deliver notice of its intent to nominate persons to be elected to the Board to the secretary of the Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice must include all information required pursuant to the Restated Bylaws, which shall include information regarding (i) the stockholder, (ii) any person acting in concert with such stockholder, (iii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iv) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or any of the persons described in sections (ii) and (iii) above. Such notice shall contain, among other things, a written undertaking certifying that such proposed nominee is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company in connection with service or action as a director that has not been disclosed to the Company.

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•	Bylaws Amendments Without Stockholder Approval. Our Amended and Restated Bylaws provide that a majority of the authorized number of directors will generally have the power to adopt, amend or repeal our bylaws without stockholder approval;
•	Broad Indemnity. We are permitted to indemnify directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. This provision may make it more difficult to remove directors and officers and delay a change in control of our management.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; and extends beyond the expiration of the three-year period, unless:

•	the transaction was approved by the board of directors prior to the person becoming an interested stockholder or is later approved by a majority of the voting power held by disinterested stockholders, or
•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Because we have less than 200 shareholders of record, these “business combination” provisions do not currently apply to us. We have also elected in our Amended Articles not to be governed by the “business combination” provisions.

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Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right.

These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the disinterested stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have elected in our Amended Articles not to be governed by the “control share” provisions..

Options

As of the date of this Annual Report, we had no outstanding options to purchase shares of our common stock.

Transfer Agent and Registrar

Our stock transfer agent is Transhare Securities Transfer and Registrar, located at 2849 Executive Drive, Suite 200, Clearwater, Florida 33762, telephone number (303) 662-1112.

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